Exhibit 99.1
For Immediate Release
WSI Industries Reports Improved Third Quarter Results
June 22, 2010—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $4,657,000 for the third quarter of fiscal 2010 ended May 30, 2010, which were comparable to the prior fiscal 2009 third quarter of $4,736,000. The Company’s net income improved significantly to $158,000 or $.06 per diluted share versus the prior year quarter of $12,000 or break-even per diluted share. Year-to-date sales in fiscal 2010 were $12,970,000 as compared to $14,773,000 a year ago. Year-to-date diluted earnings per share for fiscal 2010 were at $.10 as compared to a loss of $.07 in the prior year.
Michael J. Pudil, chief executive officer, commented: “As reflected in our fiscal 2010 third quarter results, we have continued our steady growth out of the recession with our earnings. At $.06 per diluted share, our third quarter net income is at its highest level in 7 quarters.” Pudil continued: “Our ATV and motorcycle markets continue to lead the way with an increase in sales over the prior year quarter. In addition, and for the first time in several quarters, we have seen simultaneous growth in other parts of our core business as we experienced sales increases in our aerospace, defense and biosciences markets over the prior year fiscal third quarter. We anticipate that our fiscal 2010 fourth quarter will show additional improvements.”
President and COO Benjamin Rashleger stated: “We are very pleased with our results for the quarter considering the continued suppression of the manufacturing segment. These results again show WSI’s success in managing our business and costs in parallel with our current business levels. We have begun to see some industries show signs of improvement in their demand, and we will continue to cautiously control our expenses and make the necessary investments and staffing adjustments as we find them necessary to support our customer’s needs.” Rashleger continued: “We are finalizing our branding and marketing strategy, as well as our web site redesign project, and we are optimistic that these tools will provide support to our goal of expanding and diversifying our customer base. We are excited about the opportunities we are working on, and we continue to remain focused on managing our business to provide the highest value of service to our customers — existing and new.”
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.
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For additional information:
Michael J. Pudil (CEO), Benjamin Rashleger (President & COO) or Paul D. Sheely (CFO)
763/295-9202
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 30,	May 31,	May 30,	May 31,
	2010	2009	2010	2009
Net Sales	$4,657	$4,736	$12,970	$14,773
Cost of products sold	3,744	4,083	10,618	13,101

Gross margin	913	653	2,352	1,672
Selling and administrative expense	583	533	1,644	1,673
Interest and other income	(8)	(5)	(25)	(14)
Interest and other expense	91	106	280	316

Profit (loss) from operations before income taxes	247	19	453	(303)
Income taxes (benefit)	89	7	163	(109)

Net earnings (loss)	$158	$12	$290	($194)

Basic income (loss) per share	$0.06	$0.00	$0.10	($0.07)

Diluted income (loss) per share	$0.06	$0.00	$0.10	($0.07)

Weighted average number of common shares	2,805	2,793	2,800	2,789

Weighted average number of diluted shares	2,805	2,793	2,800	2,789
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	May 30,	May 31,
	2010	2009
Assets:
Total Current Assets	$7,765	$7,713
Property, Plant, and Equipment, net	6,740	7,791
Intangible Assets	2,862	3,035

Total Assets	$17,367	$18,539

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,943	$3,266
Long-term debt	3,954	6,327
Shareholders’ equity	9,470	8,946

Total Liabilities and Shareholders’ Equity	$17,367	$18,539